Exhibit (d)(3)

ALPS SERIES TRUST

GKE ASIAN OPPORTUNITIES FUND

INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement, dated as of July 2, 2013 (the “Effective Date”) by and among ALPS Series Trust, a Delaware statutory trust (the “Trust”), on behalf of the fund listed in Appendix A hereto, as amended from time to time, a series of the Trust (the “Fund”), Evergreen Capital Management, LLC (the “Adviser”), a Washington limited liability company having its principal place of business at 10500 NE 8th, Suite 950, Bellevue, Washington 98004, and GaveKal Capital Limited (the “Sub-Adviser”), a company having its principal place of business at 18 Harbour Road, Suite 3101, Central Plaza, Wanchai, Hong Kong.

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and has entered into an Investment Advisory Agreement with the Trust dated the Effective Date;

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Trust and the Adviser desire to retain Sub-Adviser to render investment advisory and other services to the Fund in the manner and on the terms hereinafter set forth;

WHEREAS, the Adviser has the authority under the Investment Advisory Agreement, with the consent of the Trustees of the Trust (the “Trustees”), to select sub-advisers for the Fund; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and the Fund.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the parties hereto as follows:

1. Appointment of the Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to act as a sub-adviser for the Fund and in accordance with the terms and conditions of this Agreement.

2. Acceptance of Appointment. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided. The assets of the Fund will be maintained in the custody of a custodian (who shall be identified by the Adviser in writing). The Sub-Adviser will not have custody of any securities, cash or other assets of the Fund and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reasonable reliance on instructions of the Sub-Adviser. The custodian will be responsible for the custody, receipt and delivery of securities and other assets of the Fund, and the

Sub-Adviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of the Fund. The Adviser shall be responsible for all custodial arrangements, including the payment of all fees and charges to the custodian, which are paid by the Fund. The Sub-Adviser shall provide the custodian on each business day with information relating to all transactions in the Fund in which the Sub-Adviser managers and shall provide to the Adviser and to the Trust such information upon request.

3. Services to be Rendered by the Sub-Adviser to the Trust.

A. Subject to the supervision and direction of the Trustees or the Adviser, the Sub-Adviser will (a) act in strict conformity with the Trust’s Declaration of Trust, the Trust’s By-Laws, the Investment Company Act of 1940, as amended (the “1940 Act”) and the Advisers Act; (b) manage the Fund and furnish a continual investment program for the Fund in accordance with the Fund’s investment objective and policies as described in the Fund’s Prospectus and Statement of Additional Information; (c) make investment decisions for the Fund; (d) provide the Fund with investment research and statistical data, advice and supervision, data processing and clerical services; (e) provide supervision of Fund assets and shall determine from time to time what investments and securities will be purchased for the Fund, what securities will be held or sold by the Fund, and what securities will be invested or held un-invested as cash; and (f) provide asset allocations and investment policies to the Adviser and to the Trust, as requested. In addition, the Sub-Adviser will furnished to the Trust and to the Adviser whatever statistical information the Trust or the Adviser may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing.

The Sub-Adviser shall initially determine the identity and number of securities that will be applicable that day to redemption requests received for the Fund as may be necessary as a result of rebalancing adjustments and corporate action events (and may give directions to the Fund’s custodian with respect to such designations). Prior to the commencement of the Sub-Adviser’s services hereunder, the Adviser shall provide the Sub-Adviser with current copies of the Fund’s Prospectus and Statement of Additional Information. The Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to the Fund’s Prospectus and Statement of Additional Information and the Sub-Adviser will not need to comply until a copy has been provided to the Sub-Adviser.

B. The Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Fund with or through such brokers, dealers or banks as the Sub-Adviser may select and, subject to Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), review by the Adviser and the Board of the Trust, and other applicable law, may pay commissions on transactions in excess of the amount of commissions another broker or dealer would have charged. The Sub-Adviser will seek best execution under the circumstances of the particular transaction taking into consideration the full range and quality of a broker’s services in placing brokerage including, among other things, the value of research provided as well as execution capability, commission rate, financial responsibility and responsiveness to the Sub-Adviser. The Sub-Adviser may aggregate sales and purchase orders of securities or derivatives held in the Fund with similar orders being made simultaneously for other portfolios managed by the Sub-Adviser if, in the Sub-Adviser’s reasonable judgment, such aggregation shall result in an overall economic benefit to the Fund, and the Sub-Adviser considers the transaction to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

C. The Adviser understands and agrees that the Sub-Adviser performs investment management services for various clients and may take action with respect to any of its other clients which may differ from action taken or from the timing or nature of action taken by the Sub-Adviser for the Fund. The Sub-Adviser’s authority hereunder shall not be impaired because of the fact that it may effect transactions with respect to securities for its own account or for the accounts of others which it manages which are identical or similar to securities to which it may effect transactions for the Fund at the same or similar times.

D. The Sub-Adviser will provide the Adviser with copies of the Sub-Adviser’s current policies and procedures adopted in accordance with Rule 206(4)-7 under the Advisers Act and in connection with its duties under the Agreement, the Sub-Adviser agrees to maintain adequate compliance procedures to ensure compliance with the delegations that may be delegated by the Trust’s compliance program adopted under Rule 38a-1 under the 1940 Act, the Fund’s Prospectus and Statement of Additional Information and the 1940 Act. To the extent the Fund is required by the 1940 Act to adopt any such policy or procedure, the Adviser will submit such policy or procedure to the Trust’s Board of Trustees for adoption by the Fund, with such modifications or additions thereto as the Board of Trustees or the Adviser may recommend with the concurrence of the Sub-Adviser.

E. The Sub-Adviser will maintain and preserve all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to Rule 31a-1 under the 1940 Act and the Advisers Act and the rules thereunder and shall file with the U.S. Securities and Exchange Commission (“SEC”) all forms pursuant to Sections 13F and 13G of the Exchange Act, with respect to its duties as are set forth herein. The Sub-Adviser shall render to the Trust’s Board of Trustees or to the Adviser such periodic and special reports as the Trustees or the Adviser may reasonably request. The Sub-Adviser agrees that all records relating to the services provided under this Agreement are the property of the Fund and will surrender such records promptly to the Trust any of such records upon the Trust’s request. The Sub-Adviser further agrees to preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act.

F. The Sub-Adviser will, unless and until otherwise directed by the Adviser, exercise all rights of security holders with respect to securities held by the Fund, including, but not limited to: voting proxies in accordance with the Sub-Adviser’s then-current proxy voting policies.

G. The Sub-Adviser will assist the Adviser to provide financial, accounting and statistical information concerning the Sub-Adviser required by the Fund in the preparation of registration statements, reports and other documents required by federal and state securities laws, and such other information as the Fund or the Adviser may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the distribution of the Fund’s shares.

H. In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Fund’s Prospectuses and Statements of Additional Information and with the instructions and directions of the Adviser and of the Board of Trustees and will conform and comply with the applicable requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, as each is amended from time to time.

I. The Sub-Adviser at its expense will make available to the Trustees and the Adviser at reasonable times its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding a Fund and to consult with the Trustees of the Fund and the Adviser regarding the Fund’s investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Adviser or the Trustees relating to the investment strategies it employs. The Sub-Adviser and its personnel shall also cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, the Adviser and the Trust.

J. The Sub-Adviser will review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis. The Adviser or the Fund will provide such documents to the Sub-Adviser in a reasonable timeframe prior to the due date. In addition, the Sub-Adviser and each officer and portfolio manager thereof designated by the Adviser will provide on a timely basis such certifications or sub-certifications as the Adviser or the Fund may reasonably request in order to support and facilitate certifications required to be provided by the Trust’s Principal Executive Officer and Principal Accounting Officer.

K. The Sub-Adviser acknowledges that it is responsible for evaluating market quotations are readily available for the Fund’s portfolio securities and whether those market quotations are reliable for purposes of valuing the Fund’s portfolio securities and determining the Fund’s net asset value per share and promptly notifying the Adviser upon occurrence of any significant event with respect to any of the Fund’s portfolio securities in accordance with the requirements of the Trust’s adopted pricing and valuation procedures and the 1940 Act. Upon reasonable request from the Adviser, the Sub-Adviser (through a qualified person) will assist the valuation committee of the Trust or the Adviser in valuing the securities of the Fund as may be required, including making available information of which the Sub-Adviser has knowledge or can obtain.

4. Compensation to the Sub-Adviser. The Adviser will pay the Sub-Adviser as compensation for providing services in accordance with this Agreement those fees as set forth in Appendix B. The Adviser and the Sub-Adviser agree that all fees shall become due and owing to the Sub-Adviser promptly after the termination date of the Sub-Adviser with respect to the Fund and that the amount of such fees shall be calculated by treating the termination date as the next fee computation date. The annual base fee will be prorated for such fees owed through the termination date.

5. Liability and Indemnification.

A. Except as may otherwise be provided by the 1940 Act or any other federal securities law, in the absence of willful misconduct, fraud, reckless disregard or gross negligence, neither the Sub-Adviser nor any of its officers, affiliates, employees or consultants (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) incurred or suffered by the Adviser, the Fund or the Trust as a result of any error of judgment or for any action or inaction taken in good faith by the Sub-Adviser or its Affiliates with respect to the Fund.

B. Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Adviser shall indemnify and hold harmless the Sub-Adviser, its officers, employees, consultants, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (the “1933 Act”)) (collectively, “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject at common law or otherwise, arising out of the Sub-Adviser’s action or inaction or based on this Agreement; provided however, the Adviser shall not indemnify or hold harmless the Sub-Adviser Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) due to (i) any breach by the Sub-Adviser of a Sub-Adviser representation or warranty made in this Agreement, (ii) any willful misconduct, fraud, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations under this Agreement, or (iii) any untrue statement of a material fact contained in the Fund’s Prospectus or Statement of Additional Information, proxy materials, advertisements or sales literature, if such statement was made in reliance upon information furnished to the Investment Adviser by the Sub-Adviser in writing and intended for use therein.

C. Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Adviser and the Sub-Adviser shall each, jointly and severally, indemnify and hold harmless the Fund and the Trust, their officers, employees, consultants, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Fund Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Fund Indemnitees may become subject at common law or otherwise, arising out of the Adviser’s or the Sub-Adviser’s action or inaction or based on this Agreement; provided however, the Adviser and Sub-Adviser shall not indemnify or hold harmless the Fund Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) due to (i) any breach by the Fund or the Trust of a Fund or a Trust representation or warranty made herein or (ii) any willful misconduct, fraud, reckless disregard or gross negligence of the Fund or the Trust in the performance of any of its duties or obligations hereunder.

D. Notwithstanding anything in this Agreement to the contrary contained herein, the Sub-Adviser shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Adviser or the Trust resulting from any event beyond the reasonable control of the Sub-Adviser or its agents, including but not limited to nationalization, expropriation, devaluation, seizure or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Trust’s property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God, or any other similar event.

E. No Trustee of the Trust or shareholder of the Fund shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

6. Representations of the Adviser. The Adviser represents and warrants to the Trust and the Sub-Adviser that:

A. The Adviser has been duly authorized by the Trustees of the Trust to delegate to the Sub-Adviser the provision of investment services to the Fund as contemplated hereby.

B. The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Sub-Adviser with a copy of such code of ethics.

C. The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

D. The Adviser acknowledges receipt of Part II of the Sub-Adviser’s Form ADV at least forty-eight (48) hours prior to entering into this Agreement, as required by Rule 204-3 under the Advisers Act.

E. The Adviser shall provide (or cause the Fund’s custodian to provide) timely information to the Sub-Adviser regarding such matters as the composition of assets in the portion of the Fund managed by the Sub-Adviser, cash requirements and cash available for investment in such portion of the Fund, and all other information as may be reasonably necessary for the Sub-Adviser to perform its duties hereunder.

F. This Agreement is a valid and binding Agreement of the Adviser, enforceable against it in accordance with the terms hereof.

7. Representations of the Trust. The Trust represents, warrants and agrees to the Adviser and the Sub-Adviser as follows:

A. The Fund is a series of the Trust that is duly registered as an open-end investment company under the 1940 Act.

B. The execution, delivery and performance by the Trust of this Agreement are within the Trust’s powers and have been duly authorized by all necessary action on the part of its Board of Trustees, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Trust for the execution, delivery and performance by the Trust of this Agreement.

C. The execution, delivery and performance by the Trust of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Trust’s Declaration of Trust, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Trust.

D. The Trust has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and the Sub-Adviser with a copy of such code of ethics.

E. This Agreement is a valid and binding Agreement of the Trust, enforceable against it in accordance with the terms hereof.

8. Representations of the Sub-Adviser. The Sub-Adviser represents and warrants to the Adviser and the Trust as follows:

A. The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, and (vi) will promptly notify the Adviser and the Trust of any regulatory examination or inquiry by any securities department or agency of any State, Federal or self-regulatory organization.

B. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Adviser and the Trust with a copy of such code of ethics, together with evidence of its adoption. Within forty-five (45) days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the Sub-Adviser shall certify to the Adviser and the Trust that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Adviser or the Trust, the Sub-Adviser shall permit the Adviser or the Trust, their employees or their agents to examine the reports required to be made by the Sub-Adviser by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to the Sub-Adviser’s code of ethics.

C. Upon written request, the Sub-Adviser shall provide a certification to the Fund’s Chief Compliance Officer (“CCO”) to the effect that the Sub-Adviser has adopted and implemented policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons of the Advisers Act.

D. The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

E. The Sub-Adviser acknowledges that the Adviser and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Sub-Adviser agrees not to consult with (i) other sub-advisers to the Fund, if any, (ii) other sub-advisers to any other fund of the Trust, or (iii) other sub-advisers to an investment company under common control with the Fund, concerning transactions for the Fund in securities or other assets.

F. This Agreement is a valid and binding Agreement of the Sub-Adviser, enforceable against it in accordance with the terms hereof.

9. Non-Exclusivity. The services of the Sub-Adviser to the Adviser, the Fund and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees or employees of any other firm or corporation.

10. Supplemental Arrangements. The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund that would constitute an assignment or require a written advisory agreement pursuant to the 1940 Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Adviser nor the Trust shall have any obligations with respect thereto or otherwise arising under this Agreement.

11. Termination of Agreement. This Agreement shall remain in force for an initial term of two (2) years from the Effective Date and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Trustees or of a majority of the outstanding voting securities of the Trust. The requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by a vote of the majority of the Trustees, by the vote of a majority of the outstanding voting securities of the Fund, or the Adviser on sixty (60) days’ prior written notice to the Sub-Adviser, and the Adviser as appropriate. In addition, this Agreement may be terminated with respect to the Fund by the Sub-Adviser upon sixty (60) days’ written notice to the Adviser. This Agreement will automatically terminate, without the payment of any penalty in the event the Investment Advisory Agreement between the Adviser and the Trust is assigned (as defined in the 1940 Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

12. Amendments to this Agreement. Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties with respect to the Fund only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund (unless such approval is not required by Section 15 of the 1940 Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Trustees who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other fund affected by the amendment or all the funds of the Trust. Additional funds may be added to Appendix A by written agreement of the Trust, the Adviser and the Sub-Adviser.

13. Assignment. The Sub-Adviser shall not assign this Agreement. Any assignment (as that term is defined in the 1940 Act) of this Agreement shall result in the automatic termination of this Agreement, as provided in Section 11 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of the Sub-Adviser except as may be provided to the contrary in the 1940 Act or the rules or regulations thereunder.

14. Entire Agreement. This Agreement contains the entire understanding and agreement of the parties hereto with respect to the Fund.

15. Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

16. Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party (i) in person, (ii) by registered or certified mail, or (iii) delivery service, providing the sender with notice of receipt, or to such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered if sent in accordance with this paragraph.

If to the Adviser:

Evergreen Capital Management, LLC

10500 NE 8th, Suite 950

Bellevue, WA 98004

Attn: Olesya Sinitsa, CFA

Facsimile: (425) 467-4606

Telephone: (425) 467-4618

If to the Sub-Adviser:

GaveKal Capital Limited

18 Harbour Road, Suite 3101

Central Plaza

Wanchai, Hong Kong

Attn: Marco Lai

Facsimile: +852 28698131

Telephone: +852 28698363

If to the Trust or the Fund:

GKE Asian Opportunities Fund

c/o ALPS Series Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Attn: Secretary of the Trust

Facsimile: (303) 623-7850

Telephone: (303) 623-2577

17. Severability and Survival. Should any portion of this Agreement for any reason be held to be void in law or in equity, this Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein. Sections 5, 17 and 20 of this Agreement shall survive the termination of this Agreement.

18. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, without regard to the conflicts of laws provisions of that state, or any of the applicable provisions of the 1940 Act. To the extent that the laws of the State of Colorado, or any of the provisions in this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

19. Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment” and “affiliated persons,” as used herein, shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

20. Confidentiality. Each party shall treat as confidential all Confidential Information of the other (as that term is defined below) and use such information only in furtherance of the purposes of this Agreement. Each party shall limit access to the Confidential Information to its affiliates, employees, consultants, auditors and regulators who reasonably require access to such Confidential Information, and otherwise maintain policies and procedures designed to prevent disclosure of the Confidential Information. For purposes of this Agreement, Confidential Information shall include all non-public business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, or (iii) was known to the applicable party at the time of the disclosure.

21. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

ALPS SERIES TRUST		EVERGREEN CAPITAL
On behalf of the Fund		MANAGEMENT, LLC

By:	/s/ Jeremy O. May	By:	/s/ Olesya Sinitsa
Name:	Jeremy O. May	Name:	Olesya Sinitsa
Title:	President	Title:	Director of Research

GAVEKAL CAPITAL LIMITED

By:	/s/ Marco Lai
Name:	Marco Lai
Title:

Exhibit (d)(3)

APPENDIX A

GKE Asian Opportunities Fund

APPENDIX B

In consideration for the services to be performed under this Agreement, the Sub-Adviser shall receive from the Adviser from the management fee paid by the Trust to the Adviser under the Investment Advisory Agreement an annual management fee, accrued daily at the rate of 1/365th of the applicable advisory fee rate and payable monthly as soon as practicable after the last day of each month in the amount of 0.825% of the Fund’s daily net assets during the month.